Exhibit (d)(4)

INVESTMENT SUB-ADVISORY AGREEMENT

between

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

and

PARAMETRIC PORTFOLIO ASSOCIATES LLC

AGREEMENT made this as of 29th day of September, 2023, between Morgan Stanley Investment Management Inc., a Delaware corporation (the “Adviser”), and Parametric Portfolio Associates LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Management Agreement (the “Management Agreement”) with Morgan Stanley ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of certain series of the Trust set forth on Schedule A, as may be amended from time to time to add or remove series (with such series set forth on Schedule A being the “Funds”), relating to the provision of portfolio management services to the Funds; and

WHEREAS, the Sub-Adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”); and

WHEREAS, the Adviser represents that the Management Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers subject to the requirements of the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Sub-Adviser is willing to provide investment advisory services to the Adviser in connection with the Trust’s operations on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Funds in the manner and on the terms set forth in this Investment Sub-Advisory Agreement (the “Agreement”);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.       Duties of the Sub-Adviser. The Adviser hereby employs the Sub-Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Funds and to administer its investment affairs, subject to the supervision and ultimate responsibility of the Adviser, with oversight by the Trustees of the Trust, for the period and on the terms and conditions set forth in this Agreement. Subject to approval of the Trust’s Board and notice to the Sub-Adviser, the Adviser retains complete authority to immediately assume direct responsibility for any function delegated by the Adviser to the Sub-Adviser under this Agreement.

(a)       The Sub-Adviser hereby accepts such employment and undertakes to afford to the Funds the advice and assistance of the Sub-Adviser’s organization in the choice of investments and in the purchase and sale of securities and other investments for the Funds and to furnish, for the use of the Funds, at its own expense for the compensation provided herein, office space and all necessary office facilities, equipment and personnel for servicing the investments of the Funds and for administering its investment affairs and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Sub-Adviser’s organization and all personnel of the Sub-Adviser performing services relating to research and investment activities. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Funds in any way or otherwise be deemed an agent of the Adviser or the Funds.

(b)       The Sub-Adviser shall provide the Funds with such investment management and supervision as the Adviser may, from time to time, consider necessary for the proper supervision of the Funds’ investments. The services to be provided by the Sub-Adviser hereunder will apply to the portion of each Fund’s assets that Adviser or the Trustees of the Trust shall from time to time designate, which may consist of all or a portion of the Fund’s assets. As investment sub-adviser to the Funds, the Sub-Adviser shall furnish continuously an investment program and shall determine, from time to time, what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Funds’ assets shall be held uninvested, subject always to the applicable restrictions of the Trust’s Amended and Restated Declaration of Trust and By-Laws, as they may be amended and/or restated from time to time, the provisions of the 1940 Act, and each Fund’s registration statement under the 1940 Act. The Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser or the Funds, to buy, sell, and otherwise trade in any and all types of securities, commodities, derivatives, and investment instruments on behalf of the Funds. Should the Trustees of the Trust or the Adviser at any time, however, make any specific determination as to investment policy for the Funds and notify the Sub-Adviser thereof in writing, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Sub-Adviser shall take, on behalf of the Funds, all actions that it deems necessary or desirable to implement the investment policies of the Trust and of the Funds.

(c)       The Sub-Adviser shall place all orders for the purchase or sale of portfolio investments for the account of the Funds either directly with the issuer or with brokers, dealers, futures commission merchants, or other market participants selected by the Sub-Adviser, and, to that end, the Sub-Adviser is authorized as the agent of the Funds to give instructions to the custodian of the Funds as to deliveries of investments and payments of cash for the account of the Funds. In connection with the selection of such brokers, dealers, futures commission merchants, or other market participants and the placing of such orders, the Sub-Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Funds and (when a disclosed commission is being charged) at commission rates that are reasonable in relation to the benefits received. Subject to the policies and procedures adopted by the Board of Trustees of the Trust, in selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Sub-Adviser and the Sub-Adviser is expressly authorized to cause the Trust to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to the Funds and to other accounts over which they exercise investment discretion.

(d)       The Sub-Adviser shall furnish such reports, evaluations, information or analyses to the Funds and the Adviser as the Trust’s Board of Trustees or the Adviser may reasonably request from time to time, or as the Sub-Adviser may deem to be desirable.

(e)       The Sub-Adviser shall exercise reasonable care in the performance of its duties under the Agreement and will conduct its activities hereunder in compliance with the applicable requirements of the 1940 Act, the Advisers Act and all rules and regulations thereunder, all other applicable federal and state laws, any applicable procedures adopted by the Trust’s Board that have been provided to the Sub-Adviser, and the provisions of the Trust’s registration statement, each as may be amended. The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services in respect to the Funds which may be requested by such authorities in order to ascertain whether the operations of the Funds are being conducted in a manner consistent with applicable laws and regulations.

2.       Compensation of the Sub-Adviser. For the services, payments and facilities to be furnished and the expenses to be assumed hereunder by the Sub-Adviser, to the extent the Adviser receives at least such amount from the Funds pursuant to the Management Agreement, the Sub-Adviser shall be entitled to receive from the Adviser the compensation specified in Schedule A hereto. The Adviser is solely responsible for the payment of the compensation to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its compensation solely from the Adviser. The Funds shall have no liability for Sub-Adviser’s compensation hereunder.

3.       Allocation of Charges and Expenses. It is understood that the Funds will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Management Agreement.

4.       Other Interests. It is understood that Trustees and officers of the Trust and shareholders of the Funds are or may be or become interested in the Sub-Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Sub-Adviser are or may be or become similarly interested in the Fund, and that the Sub-Adviser may be or become interested in the Funds as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Sub-Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Sub-Adviser may organize, sponsor, or acquire, or with which it may merge or consolidate, and which may include the words “Parametric Portfolio Associates LLC” or any combination thereof as part of their name, and that the Sub-Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

The services of the Sub-Adviser to the Adviser for the benefit of the Funds are not to be deemed to be exclusive and the Sub-Adviser is free to render services to others and engage in other business activities. It is understood that the Sub-Adviser and its affiliates perform investment services, including rendering investment advice, to varied clients. It is understood that the Sub-Adviser or any of its affiliates may give advice or take action for other accounts that may differ from, conflict with, or be adverse to advice given or taken for the Funds. It is understood that certain securities or instruments may be held in some accounts but not in others, or the accounts may have different levels of holdings in certain securities or instruments and the accounts may remit different levels of fees to the Sub-Adviser. In addition, it is understood that the Sub-Adviser or any of its affiliates may give advice or take action with respect to the investments of the Funds that may not be given or taken with respect to one or more accounts with similar investment programs, objectives, and strategies. The Funds acknowledge that the Sub-Adviser, its affiliates, and their respective officers, directors, and/or employees may from time to time have positions in or transact in securities and other investments recommended to clients, including the Funds. Such transactions may differ from or be inconsistent with the advice given, or the timing or nature of the Sub-Adviser’s action or actions with respect to the Funds. The Sub-Adviser may aggregate the Funds’ orders with orders of its proprietary accounts and/or orders of other clients.

5.       Limitation of Liability of the Sub-Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Funds or to any shareholder of the Funds for any error of judgment or mistake of law or for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment. It is understood and agreed that in furnishing the investment advice and other services as herein provided, the Sub-Adviser shall use its best professional judgment to perform its obligations hereunder which will provide favorable results for each Fund. The Sub-Adviser shall not be liable to a Fund or to any shareholder of a Fund to any greater degree than the Adviser, and the Adviser shall indemnify and hold the Sub-Adviser harmless against any loss, liability or cost incurred by the Sub-Adviser towards each Fund or to any shareholder of a Fund except to the extent that such loss, liability or cost arises from the Sub-Adviser’s fraud, willful misfeasance, bad faith or gross negligence in the performance of the Sub-Adviser’s duties hereunder.

Each Fund shall be severally (and not jointly) liable for its own fees, costs, expenses and other liabilities attributable to such Fund, and no Fund shall be responsible for any liabilities in connection with any other Fund.

6.       Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Funds and (ii) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of the Sub-Adviser, the Adviser, or the Trust cast in person (or otherwise as may be permitted by law) at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated as to the Funds without the payment of any penalty by (i) the Adviser, subject to the approval of the Trustees of the Trust; (ii) the vote of the Trustees of the Trust; (iii) the vote of a majority of the outstanding voting securities of the Funds at any annual or special meeting; or (iv) the Sub-Adviser, in each case on sixty (60) days’ written notice. This Agreement shall terminate automatically in the event of its assignment or in the event that the Management Agreement shall have terminated for any reason. Any termination shall be without prejudice to the completion of transactions already initiated. In the event of termination for any reason, all records of the Funds shall promptly be returned to the Adviser or the Fund, free from any claim or retention of rights in such record by the Sub-Adviser, although the Sub-Adviser may, at its own expense, make and retain a copy of such records.

7.       Amendments of the Agreement. This Agreement may be amended with respect to a Fund by the parties only if such amendment is specifically approved by (i) the Trustees of the Fund or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Trustees of the Fund who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

8.       Limitation of Liability. A copy of the Amended and Restated Declaration of Trust for the Trust is on file with the Division of Corporations of the State of Delaware, and notice is hereby given regarding, and the Sub-Adviser expressly acknowledges and agrees with the provisions in the Amended and Restated Declaration of Trust of the Trust and of the Adviser limiting the personal liability of Trustees, officers, and the shareholders of the Funds and the Adviser, respectively, and the Sub-Adviser hereby agrees that it shall, consistent with this Agreement, have recourse solely to the Adviser for payment of claims or obligations arising out of this Agreement and shall not seek satisfaction from the Trustees or officers of the Trust or the Adviser, or the shareholders of the Funds or the Adviser.

9.       Third Party Beneficiaries. Each Fund is a third-party beneficiary to this Agreement. Aside from the Funds, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto (including, but not limited to, shareholders of the Funds) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.       Books and Records. The Sub-Adviser hereby agrees that all records that it maintains for the Funds are the property of the Funds and further agrees to surrender promptly to the Funds any of such records upon the Funds’ or the Adviser’s request in compliance with the requirements of Rule 31a-3 under the 1940 Act, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act and shall preserve and maintain any books or records required under the Advisers Act that are related to its performance of services under this Agreement.

11.       Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by any rule, regulation or order by the SEC. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Funds present or represented by proxy at the meeting if the shareholders of more than 50 per centum of the outstanding shares of the Funds are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

12.       Miscellaneous.

(a)       If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b)       This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

(c)       This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

By:	/s/ Tatiana Segal
Name:	Tatiana Segal
Title:	Managing Director

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:	/s/ Robert Ciro
Name:	Robert Ciro
Title:	Managing Director

Acknowledged and agreed to as of the day and year first above written:

MORGAN STANLEY ETF TRUST
(on behalf of each series listed in Schedule A hereto)

By:	/s/ John H. Gernon
Name:	John H. Gernon
Title:	Principal Executive Officer

SCHEDULE A

As of September 29, 2023

Annual Investment Sub-Advisory Fee

For the services, payments and facilities furnished by the Sub-Adviser under this Agreement, the Sub-Adviser is entitled to receive from the Adviser the compensation set forth below:

Name of Fund	Effective Date of Agreement and any amendments entered into	Fee
Parametric Dividend Premium Income ETF	September 29, 2023	The Adviser will retain 50% of the net advisory fees it receives from the Portfolio, after taking into account any fee waivers. The remaining 50% will be retained by the Sub-Adviser.
Parametric Hedged Equity ETF	September 29, 2023	The Adviser will retain 50% of the net advisory fees it receives from the Portfolio, after taking into account any fee waivers. The remaining 50% will be retained by the Sub-Adviser.

In case of initiation or termination of the Agreement during any month with respect to a Fund, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect.

The Funds’ daily net assets shall be computed in accordance with the Amended and Restated Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust.

Such compensation shall be paid monthly in arrears. The Sub-Adviser may, from time to time, waive all or a part of the above compensation.